Exhibit 99.1

VIET DINH TO DEPART FOX CORPORATION

New York, NY and Los Angeles, CA – August 11, 2023 – Fox Corporation (Nasdaq: FOXA, FOX) today announced that Chief Legal and Policy Officer Viet Dinh will step down from his position and become a Special Advisor to the Company effective December 31, 2023.

“We appreciate Viet’s many contributions and service to FOX as both a board member of 21st Century Fox and in his role over the last five years as a valued member of FOX’s leadership team,” said Lachlan Murdoch, Executive Chair and Chief Executive Officer of Fox Corporation. “We are grateful that he will continue to serve FOX as Special Advisor where we will benefit from his counsel.”

“I have been privileged to be part of the FOX family for over two decades as a director and officer, and I have especially treasured my relationships with Rupert, Lachlan and our talented colleagues over the years,” said Dinh. “I look forward to continuing with FOX as Special Advisor, and to returning to my roots of working on multiple ventures and with many clients across a variety of disciplines.”

Viet D. Dinh joined FOX as Chief Legal and Policy Officer in 2018 and has led all legal, compliance, and regulatory matters, as well as overseen government affairs.

Before joining FOX, Mr. Dinh was a partner at Kirkland & Ellis, which acquired Bancroft PLLC, a leading Supreme Court and high-stakes litigation firm that Dinh founded. He was a Georgetown University law professor for 20 years and U.S. Assistant Attorney General for Legal Policy from 2001 to 2003. He previously served on the Boards of Directors for News Corporation, 21st Century Fox, Revlon, LPL Financial, Scientific Games, and MacAndrews & Forbes Worldwide.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment, FOX Television Stations and Tubi Media Group. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Press Contacts:

Brian Nick

310-369-3545

brian.nick@fox.com

Lauren Townsend

310-369-2729

lauren.townsend@fox.com